Exhibit 99.1

Isoray Announces Second Quarter Fiscal 2022 Financial Results

Revenue Increased 19% Year-Over-Year
Prostate Brachytherapy Revenue Increased 13% Year-Over-Year

RICHLAND, Wash., Feb. 08, 2022 (GLOBE NEWSWIRE) -- Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy, today announced its financial results for the second quarter of fiscal 2022 ended December 31, 2021.

Revenue for the second quarter of fiscal 2022 grew 19% to $2.82 million versus $2.36 million in the prior year comparable period. The Company’s core prostate brachytherapy revenue increased 13% versus the second quarter of fiscal 2021. Prostate brachytherapy represented 76% of total revenue for the second quarter of fiscal 2022 compared to 80% in the prior year comparable period. Non-prostate brachytherapy revenue increased 46% versus the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain cancer, including sales of GammaTile® Therapy.

Gross profit as a percentage of revenues was 43.3% for the three months ended December 31, 2021 versus 49.5% in the prior year comparable period. The decline in gross margin was the result of increased total cost of product sales due primarily to higher isotope and non-isotope material costs as well as increased payroll and benefits due to an increase in headcount. Second quarter gross profit increased 4.5% to $1.22 million versus $1.17 million in the second quarter of fiscal 2021.

Isoray CEO Lori Woods said, “This quarter represents the third straight quarter of year over year growth for our core prostate business and other treatment areas including brain, head and neck, and lung cancers. In reviewing this quarter’s results and looking toward the future, we believe the strategies we have been implementing are working and will continue to have a positive impact. We believe Isoray is well positioned to accelerate our growth as our end markets rebound further from the ongoing effects of the pandemic.”

Total operating expenses increased 40% in the second quarter to $2.86 million from $2.04 million in the prior year period. Total research and development expenses increased 88% versus the prior year comparable period. The increase in research and development expenses was primarily the result of increased payroll and benefits expense due to greater headcount versus the prior year comparable period.

Sales and marketing expenses increased 13% versus the prior year comparable period. The increase in sales and marketing expenses was driven primarily by increases in travel and tradeshow costs and increased payroll and benefits expense due to greater headcount, versus the prior year comparable period. General and administrative expenses increased 43% versus the prior year comparable period. The increases in general and administrative expenses were primarily the result of increased payroll and benefits expense due to greater headcount and increased employment hiring expenses versus the prior year comparable period.

The net loss for the three months ended December 31, 2021 was $1.60 million or ($0.01) per basic and diluted share versus a net loss of $0.87 million or ($0.01) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 142.0 million for the three months ended December 31, 2021 versus 83.0 million in the comparable prior year period.

For the first six months of fiscal 2022 ended December 31, 2021, revenue increased 13% to $5.38 million versus $4.74 million in the prior year comparable period. Prostate brachytherapy represented 76% of total revenue for the first half of fiscal 2022 compared to 80% for the first half of fiscal 2021. Total operating expenses for the first six months of fiscal 2022 increased 54% to $6.16 million, versus $4.00 million in the prior year comparable period. The net loss for the first half of fiscal 2022 was $3.85 million, or ($0.03) per basic and diluted share, compared to a net loss of $1.58 million, or ($0.02) per basic and diluted share, in the prior year comparable period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 141.9 million for the six months ended December 31, 2021, versus 76.0 million in the comparable prior year period.

Cash, cash equivalents, and certificates of deposit at the end of the second quarter of fiscal 2022 totaled $60.4 million and the company had no long-term debt. Stockholders’ equity at the end of the second quarter of fiscal 2022 totaled $64.4 million.

Conference Call Details

The Company will hold an earnings conference call today, February 8, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial (888) 506-0062. For callers outside the U.S., please dial (973) 528-0011.

The conference call will be simultaneously webcast and can be accessed at https://www.webcaster4.com/Webcast/Page/2199/44375. The webcast will be available until May 8, 2022 following the conference call.

Contacts
Investor Relations: Mark Levin (501) 255-1910
Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray
Isoray, Inc. is a medical technology company pioneering advanced treatment applications and devices to deliver targeted internal radiation treatments for cancers throughout the body. Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Follow us on LinkedIn and Twitter.

Safe Harbor Statement
Statements in this news release about Isoray’s future expectations, including: the anticipated continued growth in revenues in fiscal year 2022, timing of recovery in our brachytherapy procedures, suppliers, scheduling of procedures, and employees, advantages of our products including Blu Build and the GammaTile Therapy delivery system, whether interest in and use of our Cesium-131, commercially known as Cesium Blu, products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether research and development we conduct will result in viable revenue opportunities, whether our market presence and growth will continue, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, market acceptance and recognition of our products, our ability to successfully manufacture, market, and sell our Blu Build products and the success of the GammaTile Therapy, the inability to staff personnel of hospitals to perform our procedure and cancellations of patient surgeries as a result of the COVID-19 pandemic, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors’ products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands, except shares)

	December 31,	June 30,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$60,354	$63,828
Accounts receivable, net	1,647	2,013
Inventory	1,068	980
Prepaid expenses and other current assets	535	481

Total current assets	63,604	67,302

Property and equipment, net	1,973	1,958
Right of use asset, net (Note 8)	642	768
Restricted cash	182	182
Inventory, non-current	741	76
Other assets, net	110	130

Total assets	$67,252	$70,416

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$847	$730
Lease liability (Note 8)	260	252
Accrued protocol expense	153	98
Accrued radioactive waste disposal	103	100
Accrued payroll and related taxes	223	362
Accrued vacation	259	259

Total current liabilities	1,845	1,801
Non-current liabilities:
Lease liability, non-current	392	524
Accrued payroll and related taxes, non-current	-	77
Asset retirement obligation	624	608

Total liabilities	2,861	3,010
Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value; 200,000,000 shares authorized; 142,040,266 and 141,915,266 shares issued and outstanding	142	142
Additional paid-in capital	159,421	158,589
Accumulated deficit	(95,172)	(91,325)

Total stockholders' equity	64,391	67,406

Total liabilities and stockholders' equity	$67,252	$70,416

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2021	2020	2021	2020

Sales, net	$2,816	$2,359	$5,380	$4,743
Cost of sales	1,596	1,192	3,131	2,330
Gross profit	1,220	1,167	2,249	2,413

Operating expenses:
Research and development	535	285	1,237	597
Sales and marketing	702	619	1,463	1,200
General and administrative	1,618	1,129	3,458	2,196
Loss on equipment disposal	-	7	-	7
Total operating expenses	2,855	2,040	6,158	4,000

Operating loss	(1,635)	(873)	(3,909)	(1,587)

Non-operating income:
Interest income, net	31	5	62	6
Non-operating income	31	5	62	6

Net loss	(1,604)	(868)	(3,847)	(1,581)
Preferred stock dividends	-	-	-	(3)

Net loss applicable to common shareholders	$(1,604)	$(868)	$(3,847)	$(1,584)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.02)

Weighted average shares used in computing net loss per share:
Basic and diluted	141,955	83,047	141,935	75,972